Exhibit 10.18

"GRANT_DATE"

"FIRST_NAME" "MIDDLE_NAME" "LAST_NAME"
"ADDRESS_LINE_1"
"CITY", "STATE" "ZIP_CODE"

RE: Letter Agreement dated "GRANT_DATE", Restricted Stock Number "NUM"
Grant of Restricted Stock (the "Agreement")

Dear "FIRST_NAME":

I am pleased to advise you that on "GRANT_DATE" (the "Date of Grant"), and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the "Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") has approved a grant to you of a "Restricted Shares Award" (the "Award"). The Award provides you with the opportunity to earn "SHARES" shares of the Company's Common Stock.

The Award is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1) Award

    The Company hereby grants to you an Award of "SHARES" shares of Common Stock, subject to the restrictions and other conditions set forth herein. Such shares are referred to in this Letter Agreement as the "Restricted Shares." Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated subject to Sections (2), (3) and (4). Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

    As promptly as practical after the date on which a portion or all of the Restricted Shares vest under this Agreement, and after receipt of any required tax withholding under Section 8, the Company shall instruct the transfer agent to transfer the number of vested Restricted Shares (less any shares withheld in satisfaction of tax withholding obligations under Section 8, if any) to an unrestricted account over which only you have control.

(2) Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4) below, the Restricted Shares shall vest and become transferable only if you continue in the employment of the Company or any of its subsidiaries up to the applicable vesting dates. The Restricted Shares will vest and become transferable in as follows: (a) 50% will vest on vest date 1; and (b) the remaining 50% of the Award will vest vest date 2.

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

(3) Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death, Disability or Retirement at or after your Normal Retirement Date, all restrictions on any unvested Restricted Shares will lapse and all such unvested Restricted Shares will become immediately vested and transferable in full and the provision of Section 1(b) shall apply. If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Shares, all non-vested Restricted Shares shall be immediately forfeited and all your rights hereunder shall terminate.

(4) Merger, Consolidation or Change in Control

In the event of a Change in Control, all restrictions on the Restricted Shares will lapse and the Restricted Shares shall be vested and fully transferable and the provisions of Section 1(b) shall apply. For purposes of this Letter Agreement, "Change in Control" shall be as defined in Section 14 of the Plan, provided that notwithstanding the provisions of Section 14(c) of the Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

(5) Non-Transferability

Subject to the terms of this Agreement, this Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.

(6) Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company's Corporate Secretary prior to selling any such shares.

Additional information regarding these rules can be found in the Plan's "Summary Description" and the document entitled "General Information Regarding Restricted Share Grants".

(7) Stockholder Rights

Upon the effective date of the book entry pursuant to paragraph (1), you shall have all of the rights of a stockholder with respect to the Restricted Shares, including, the right to vote the shares and to receive all cash dividends or other cash distributions paid or made available with respect to such shares. The Restricted Shares are not subject to or eligible for inclusion in the First Midwest Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. As a result, as of each dividend date declared by the Company, with respect to the Restricted Shares, a dollar amount equal to the amount of the dividend paid on the Restricted Shares held by you as of the close of business on the record date for such dividend shall be paid directly to you in cash.

(8) Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Shares, which will generally occur as the Restricted Shares vest, when cash dividends are paid prior to the time the Restricted Shares vest, or as of the date of grant if you file an election under Section 83(b) of the tax code. Withholding with respect to cash dividends will be paid through withholding from your next normal payroll check. Payment of withholding upon vesting of the shares will be accomplished through withholding by the Company of Restricted Shares then vesting under this Award with a value equal to such minimum statutory withholding amount. Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises. Payment of withholding as a result of an 83(b) election must be made by you to the Company in cash or by delivering previously-acquired shares with a Fair Market Value equal to the required withholding.

(9) Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan's "Summary Description", and the document entitled "General Information Regarding Restricted Share Grants". You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10) Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. Nothing herein shall create any right for you to receive, or obligation on the part of the Company grant to you, any future Awards under the Plan. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11) Conformity with Plan

    The Award is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan. Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

    Any action taken or decision made by the Compensation Committee of the Company's Board of Directors arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Plan, shall lie within sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. This Agreement shall be binding upon your heirs, executors, administrators and successors.

    This Agreement shall be construed and interpreted in accordance with the laws of the Sate of Delaware.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the "Beneficiary Designation Form" and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

John M. O'Meara

Chairman and Chief Executive Officer

First Midwest Bancorp, Inc.